Exhibit 99.1

Pzena Stockholders Approve Transaction for Pzena Investment Management, Inc. to Become Private Company

NEW YORK, October 27, 2022 – Pzena Investment Management, Inc. (NYSE: PZN) (“PZN”) today announced that, at the special meeting of stockholders held today, its stockholders approved the previously announced take-private transaction with Pzena Investment Management, LLC.

Approximately 10.8 million unaffiliated Class A shares voted for the merger and approximately 1.1 million shares voted against. There were approximately 14.7 million unaffiliated Class A shares outstanding on the record date. PZN will file the final vote results, as certified by the independent Inspector of Election, on a Form 8-K with the U.S. Securities and Exchange Commission.

Under the terms of the transaction, holders of PZN Class A common stock will receive $9.60 per share in cash following the closing of the transaction.

The transaction is expected to close on October 31, 2022, subject to the satisfaction of all remaining closing conditions. Upon completion of the transaction, PZN will become a private company, and its shares of Class A common stock will no longer trade on the New York Stock Exchange.

Forward-looking Statements

Certain statements and information contained in this communication may be considered “forward-looking statements,” such as statements relating to management’s views with respect to future events and financial performance. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which PZN operates; new federal or state governmental regulations; PZN’s ability to effectively operate, integrate and leverage any past or future strategic initiatives; statements regarding the merger and related matters; the ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to satisfy any of the conditions to the completion of the transaction; risks relating to the financing required to complete the transaction; the effect of the announcement of the transaction on the ability of PZN to retain and hire key personnel and maintain relationships with its customers, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; significant transaction costs, fees, expenses and charges; the risk of litigation and/or regulatory actions related to the transaction; and other factors detailed in PZN’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2021 and PZN’s other filings with the SEC, which are available at http://www.sec.gov and on PZN’s website at investors.pzena.com.

Contact

Jessica Doran, 212-355-1600 or doran@pzena.com